Exhibit 10.1

[Pitney Bowes Letterhead]

July 28, 2025

Paul Evans

Address on file with Pitney Bowes Inc.

Dear Paul:

I am pleased to confirm our offer to you to join Pitney Bowes Inc. (the “Company”) as EVP, Chief Financial Officer and Treasurer (“CFO”), reporting directly to the Chief Executive Officer and with your service as CFO beginning on July 29, 2025 (the “Start Date”), subject to your appointment by the Company’s Board of Directors (the “Board”).

The terms of your compensation and benefits beginning on your Start Date will be as follows, subject to approval by the Executive Compensation Committee of the Board (“ECC”):

1.	Your base salary will be at the annualized rate of $600,000, paid in accordance with the Company’s regular payroll policies, less applicable withholdings and other payroll deductions.

2.

Your position grade will be at band level I, which is eligible to earn an annual incentive award with a target opportunity of eighty percent (80%) of your base salary. The actual payment is determined predominantly based on the Company’s performance with some potential for modification based on your individual performance. You will be eligible for your first annual incentive award in February 2026 for the 2025 performance year, which will be pro-rated to reflect your mid-year hire and will be subject to your continued employment through the date of payment. You will be eligible for an annual incentive award each February thereafter based on the Company’s and your performance for the previous calendar year and subject to your continued employment through the date of payment.

3.

Your position is eligible for a long-term incentive generally awarded each February with a target value at issuance of $1,500,000. Your first long-term incentive will be awarded within thirty days of your Start Date and will be pro-rated to reflect your mid-year hire, will be comprised of a combination of Restricted Stock Units, Performance Stock Units, or other incentive vehicles as determined by management and the ECC from time to time and will be awarded in the same proportions as awarded to other senior executives of the Company. Restricted Stock Units currently vest 1/3 each year over a three-year period and Performance Stock Units are awarded on a three-year performance cycle with final vesting determined by the ECC in the February following the completion of that cycle. The issuance of a long-term incentive award is subject to ECC approval each year and will be subject to the terms and conditions of the applicable award agreements and the Company’s Stock Plan as it may be amended from time to time.

4.

The side letter attached hereto memorializes the treatment of your compensation in respect of your current service as a member of the Board, which is expected to terminate in connection with your appointment as CFO.

5.

You will be eligible for reimbursement of up to $10,000 for reasonable legal fees in connection with the negotiation of the terms of your employment as CFO, subject to reasonable documentation of such fees pursuant to Company policy (provided that in no event shall you be required to provide any documentation that is protected by attorney client privilege).

6.	You will be eligible for the Company’s comprehensive flexible benefits program on the first day of the month after your start of employment.

7.

You will be eligible for participation in a Deferred Incentive Savings Plan subject to Plan terms which will enable you to defer all or part of your future annual and long-term cash incentive awards with significant tax advantages.

8.	You will be eligible to receive financial counseling and related services under the Executive Financial Counseling Program.

9.	You will be covered by the Company’s directors and officers liability insurance policy to the same extent as are other similarly-situated executive officers of the Company.

During your employment with the Company, you will be entitled to participate in any employee benefit plan, perquisite or arrangement offered to similarly-situated senior executives at your compensation band level including, for the avoidance of doubt, the Pitney Bowes Severance Pay Plan and the Pitney Bowes Senior Executive Severance Policy, subject in each case to the applicable terms and conditions of the applicable plan or program as in effect from time to time.

Your employment will be at-will and can be terminated by you or the Company at any time and for any reason. In accepting this offer, you agree that you have relied only on the terms set forth above and in the attached Terms and Conditions, and not on any other representation or statement made by a Company employee, agent or representative. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its compensation and benefit programs without prior notice.

This offer is subject to the terms set forth in the attached document, Terms and Conditions.

Sincerely,

PITNEY BOWES INC.

/s/ Kurt Wolf
Name: Kurt Wolf
Title: President & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Paul Evans
Paul Evans

Dated: July 28, 2025

Terms and Conditions

1.	As a condition of employment, you will be required to enter into and comply with a Proprietary Interest Protection Agreement in a form acceptable to the Company.

2.

As a condition of your employment, you will be required to enter into and comply with a PB Resolve Agreement. The PB Resolve Agreement requires, among other provisions, that all covered disputes you may have with the Company and the Company may have with you, be submitted to the Company’s alternate dispute resolution process (“PB Resolve”), which includes full and final resolution of disputes through a four step process, ending with binding arbitration.

3.

As an express condition of employment, you will be required to comply with applicable Company policies, including the Pitney Bowes Drug Free Workplace and Substance Policy Statement dated June 1, 1989.

4.	You will provide the proper documents and information to complete required immigration control forms (I-9) within three business days of your Start Date.

5.

You will not provide to Pitney Bowes, nor use in your employment with Pitney Bowes, any confidential documents or any confidential information concerning any business, technical or other matters of which you might be aware as a result of your former employment, or from any other party. If at any time you are in doubt about whether or not to bring with you any information or disclose any such information, you should resolve the situation by not disclosing or discussing any such information. Violation of this important instruction will be grounds for immediate dismissal.

6.

You have advised us that you are not under any current or former agreement that prohibits you from being employed by Pitney Bowes or from performing any of the job duties and responsibilities for the position you are being offered. You understand that in the event such an agreement exists, Pitney Bowes has the right to end your employment or contest the agreement at its sole discretion. In addition, you understand and agree that your employment is “at-will”, which means that you or Pitney Bowes can end your employment at any time for any reason.